EXHIBIT 99

FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                       (281) 496-5000

                   Reading & Bates Secures Commitment for
                 Third-Generation Drilling Unit with Statoil

November  4, 1997, Houston, Texas....Reading & Bates Corporation  (RB-NYSE)
announced today that agreement has been reached with Den norske stats oljeselkap a.s. (Statoil) for a three to four well contract expected to take one year for the third-generation semisubmersible "M. G. Hulme, Jr.". Operations will be carried out in West Africa from mid 1998. Drilling will be conducted in up to 5,000 feet of water, and total contract value is estimated at $78.8 million. The "Hulme" has recently completed an upgrade project to extend the unit's water depth capability to 4,000 feet, so increasing its capability for the Statoil contract requires only a short shipyard project.

Paul B. Loyd, Jr., Reading & Bates Chairman, Chief Executive Officer and President of Reading & Bates Corporation stated, "We are very pleased to add this deepwater semisubmersible drilling contract to the one announced in September with Statoil for a newbuild 10,000 foot D.P. drillship. This contract represents a new rate level for a third-generation semisubmersible drilling unit, confirming again the strength of the worldwide deepwater drilling market. We feel the awards of the drilling contracts for the "Hulme" and the new D.P. drillship reaffirm Reading & Bates' capability and commitment to lead the industry in deepwater drilling technology while continuing to increase shareholder value in our core contract drilling business."

Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services. In July Reading & Bates and Falcon Drilling Company Inc. announced that they have agreed to combine their companies into a new company--R&B Falcon Corporation--which will operate the world's largest offshore drilling fleet.

                                     # # #